Exhibit 10.24
VENDOR AGREEMENT
     This Vendor Agreement (“Agreement”) is made this 25th day of July, 2008, between Swisher Hygiene Franchise Corp. with its principal business address at 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210 (“Swisher”) and Intercon Chemical Company, with its principal business address at 1100 Central Industrial Drive, St. Louis, MO 63110 (“Intercon”). In consideration of the mutual covenants contained herein, Intercon will sell and Swisher will purchase the products at the price listed in Exhibit I attached hereto and incorporated herein (“Product”) upon the following terms and conditions:
1.	Term. The initial term of this Agreement shall be three (3) years.

2.	Extension: This agreement shall automatically renew at the end of each Term thereafter for a period of two (2) years (“Extended Term”) unless the terminating party provides written notice of its intent to terminate Agreement no less than 90-days prior to renewal date. The Initial and Extended Terms shall be collectively referred to as (the “Term”).

3.	Acceptance. Purchase orders for Product will be accepted only when placed on Swisher’s approved electronic platform (EDI or facsimile transmission), on Swisher’s approved form of purchase order (see Exhibit 2 attached). Acceptance of purchase orders must be without qualification. Intercon’s Customer Services Group (“CSG”) will review each and every purchase order for accuracy and conformity. CSG will immediately contact Swisher’s Purchasing Department regarding any purchase order that is inconsistent or does not conform to the approved standards in order to timely process the order. Swisher is not bound by any terms or conditions that are inconsistent with this Agreement.

4.	Billing and Payment. All order submission and invoicing must be processed electronically through Electronic Data Interchange (EDI) or by facsimile. Payment is due net * days from receipt of invoice with a *% discount if paid within * days. During the normal business week (Monday through Friday), all invoices must be received by facsimile to * by 3:45 p.m. on the next business day following shipment.

5.	*

6.	*

7.	Product Upgrades. Intercon will update Swisher regularly on its research and development efforts on upgrades to the Product. Intercon will obsolete and replace existing products as product upgrades become available after field testing for performance validation. Existing obsolete stock of Swisher private labeled Product will be purchased by Swisher until the private labeled inventory is exhausted or otherwise negotiated between the parties. Swisher and Intercon will collaborate on product field testing and will agree on a case by case basis on cost sharing for outside laboratory testing.

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

8.	Shipping and Risk of Loss. Intercon shall keep a. reasonable amount of Swisher labeled product in stock at all time. Swisher and Intercon will agree on the products and quantity to be stocked and review the inventory levels on a quarterly basis. For purchase orders placed on Monday or Tuesday of any week, product must be shipped by Friday of the same week. For purchase orders placed on a Wednesday, Thursday or Friday of any week, product must be shipped by the Friday of the following week, or according to the mutually agreed “Freight Policy” attached hereto as Exhibit 3. A delivery note/packing slip, referencing the purchase order number, must accompany each shipment. Intercon assumes the risk of loss or damage to the Product until the Product is confirmed delivered. Swisher will be allowed a reasonable period of time to inspect the Product upon delivery. Any Product which is damaged, defective, or does not conform to the specifications will be returned to Intercon freight collect and Intercon will replace the Product in an expedited mailmen The cost of the return will be determined on a case by case basis.

Swisher and Intercon will implement and maintain an email program to submit complaints, request credits, and to determine when the requested credits will be applied. In the event of defective Product, the Product will be reordered and shipped upon receipt of a new purchase order. Defective product will be shipped back to Intercon within 72 hours from the time the product was deemed to be defective or as otherwise mutually agreed.

A freight schedule and agreement regarding freight costs is attached to this Agreement as Addendum D.

9.	*

10.	*

11.	Restrictive Covenants. Intercon will not enter into any agreement with a third party which precludes the third party from conducting business (including the purchase and sale of Intercon products) with Swisher. During the term of this Agreement and for two (2) years thereafter, Intercon will not sell or solicit sales of products to Swisher’s franchisees or licensees Intercon will provide, at Swisher’s request, a complete list of products and services sold to Swisher franchisees and affiliates or licensees. If Intercon acquires a Competitor (or any assets of a Competitor), including but not necessarily limited to *, and any other of Swisher’s competitors who perform restroom and or kitchen services now or in the future, Intercon will not disclose or otherwise provide confidential information about Swisher to the Competitor, and will maintain the exclusivity of this Agreement by not directly or indirectly supplying Products to the acquired Competitor for use in Swisher’s territory. If a Competitor acquires Intercon (or any of Intercon’s assets), Swisher has the right to terminate this Agreement or require that Competitor be bound by the terms and conditions of this Agreement for the longer of the term of this Agreement and 24 months after the closing date of the Competitor acquisition of Intercon.

12.	Representations. Intercon represents that: a) the Product will be equal or better in quality and materials as contracted in the specifications as originally supplied; b) the Product or its use does not infringe on any patents, copyrights, trademarks, trade secrets, or any other property rights of any third party; c) it has good and transferable title to the Product; d) there are no suits or proceedings pending or known to Intercon to be threatened which allege any infringement of proprietary rights related to the Product which are likely to be resolved unfavorably to Intercon; and, e) the sale of the Product to Swisher does not in any way constitute a violation of any law, ordinance, rule or regulation. Intercon will provide timely written notice to Swisher of any significant material change in the Product.

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

13.	Warranties. Intercon warrants that the Products are free in all material respects from defects in material and workmanship and shall be fit for the purposes intended and conform to the specifications provided by Intercon. Swisher warrants that all trademarks which Intercon is requested to affix on Products are wholly owned by Swisher or that Swisher will have the right to use same. The authorization to use Swisher’s trademarks does not constitute the grant of any rights to use such trademark for any purpose other than in accordance with this Agreement.

14.	Indemnification. To the fullest extent permitted by applicable law, each party to this Agreement (the “Indemnifying Party”) shall defend and hold harmless the other party and their affiliated companies, Swisher’s franchisees, and the parties’ respective officers, directors, employees, agents, shareholders, partners, joint venturers, affiliates, successors and assigns (“Indemnified Parties”) from and against any and all liabilities, obligation, claims, demands, causes of action, losses, expenses, damages, fines, judgments, settlements, and penalties, including, without limitation, costs, expenses and attorneys’ fees incident thereto, arising out of based upon, occasioned by or in connection with: a) failure of the Indemnifying Party to perform its duties under this Agreement; b) a violation of any law or any negligence, gross negligence or willful misconduct by the Indemnifying Party or its affiliates, subcontractors, agents or employees during either its performance of its duties under this Agreement or otherwise; c) damage to property and injuries, including without limitation death, to all persons, arising from any occurrence caused by any act or omission of the Indemnifying Party or its personnel related to the performance of this Agreement; and d) the Indemnifying Party’s breach of any of the representations, warranties covenants or obligations contained in this Agreement.

The indemnification obligation shall be construed so as to extend to all verifiable legal, defense and investigation costs, as well as other costs, expenses, and liabilities incurred by the Indemnified Parties, including but not limited to interest, penalties, and fees of attorneys and accountants (including expenses), from and after the time when any Indemnified Party receives notification (whether verbal or written) that a claim or demand has been made or is to be or may be made.

Except as otherwise provided by law, the Indemnified Parties’ right to indemnification under this paragraph shall not be impaired or diminished by any act, omission, conduct, misconduct, negligence or default (other than gross negligence or willful misconduct) of the Indemnified Parties.

15.	Non-solicitation. Neither party to this Agreement will solicit for employment nor hire any of the other party’s employees during the term of this Agreement and for twenty-four (24) months following its termination or expiration without the prior knowledge, consent and the written authorization of the other party.

16.	Independent Contractor. Nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee, fiduciary or servant of the other party for any purpose whatsoever.

17.	Confidential Relationship. The parties acknowledge and confirm the confidentiality agreement signed by them on June 30, 2008 attached hereto as Exhibit 4. Each party (“Recipient”) agrees to treat as strictly confidential, this Agreement, and all specifications, samples, programs, and other information disclosed by the other party (“Discloser”). Recipient will not provide any commercial information or discuss prices, terms, corporate contracts or formulations of any Product that is branded for Swisher with any other person/persons, companies or organizations unless authorized by Swisher in writing. The terms and conditions of the confidentiality agreement previously signed by the parties are hereby restated and incorporated herein. Intercon will not advertise or otherwise publicly disseminate the fact (including the denial or confirmation thereof) that it provides Product to Swisher. Each party will inform its employees about the confidential nature of this Agreement Confidentiality survives termination or expiration of the Term of this Agreement and any change of control or transfer of ownership under all circumstances.

18.	Insurance. Each party will maintain comprehensive general liability and product liability insurance, including broad form vendor and contractual liability endorsements. The policy limits will not be less than two million dollars per occurrence and name the other party as an additional insured. Certificates of insurance will be provided to the other party upon the signing of this Agreement, upon written request, and on every anniversary of this Agreement.

19.	Assignment. Intercon will not, in any manner, assign or subcontract any of its obligations under this Agreement Intercon’s sourcing of Products or Product components from third parties will not be deemed an assignment or subcontract, although Intercon remains liable for performance under this Agreement. Swisher may assign its rights under this Agreement.

20.	Termination. If either party becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to, or files a petition under, any provision of the Bankruptcy Act or similar law relating to the relief of debtors, permits a receiver to be appointed for its business, permits or suffers a material disposition of its assets, breaches any of its obligations hereunder, and fails to cure such breach within thirty (30) days following notice from the other party specifying such breach, or if any amount due under this Agreement is in arrears and is not paid in full with fifteen (15) days following notice from the other party, the non-defaulting party may, at its option, immediately terminate this Agreement and pursue such other remedies as may be available at law or in equity. In the event of termination, Swisher will agree to purchase existing stock of private labeled Product and components held in inventory for Swisher at date of notice until private labeled inventory is exhausted or as otherwise negotiated between the parties.

21.	Swisher’s Right to End Agreement. Swisher retains the right to terminate the contract for reasons of convenience and apart from those covered in Section 19. Should Swisher wish to terminate the agreement without cause, it agrees to compensate Intercon as follows:

If terminated without cause in the first twelve (12) months following the effective date of the agreement, Swisher will pay Intercon the sum of * within * days following notice of such termination.

If terminated without cause in months thirteen (13) through twenty-four (24) following the effective date of the agreement, Swisher will pay Intercon the sum of * within * days following notice of such termination.

If terminated without cause in months twenty-five (25) through thirty-six (36) following the effective date of the Agreement, Swisher will pay Intercon the sum of * within * days following notice of such termination.

In the event of termination without cause, Swisher will agree to purchase existing stock of private labeled Product and components held in inventory for Swisher within 90 days of notifying Intercon of the termination.

Swisher will discontinue use of any trade names owned by Intercon within 180 days of termination unless otherwise mutually agreed.

22.	*

23.	Governing Law. This Agreement is governed by the laws of the State of North Carolina without regard to North Carolina’s conflict of law principles.

24.	Venue, Waiver of Jury Trial. Venue for any claim shall be in Charlotte, Mecklenburg County, North Carolina. The parties waive all objections on the grounds of inconvenience of the forum or jurisdiction of the state or federal courts located in Charlotte, Mecklenburg County, North Carolina. Each party waives its right to a trial by jury.

25.	Dispute Resolution. Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement or any breach hereof shall be determined and settled by arbitration before a single arbitrator to be held in Charlotte, NC in accordance with the commercial arbitration rules of the American Arbitration Association then in effect An award rendered in any such arbitration shall be final and binding in all aspects upon the parties and judgment may be rendered upon the award by the courts of the State of North Carolina and the parties consent to jurisdiction of such courts.

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

26.	Damage Limitations and Statute of Limitations. In no event shall either party to this Agreement be liable to the other for punitive, exemplary, consequential, incidental, special or statutorily prescribed damages, including without limitation delay damages, lost opportunity damages or lost profits, incurred by either party or affiliates, subcontractors, agents, or employees in connection with this Agreement. In the event of arbitration or litigation between the parties, the prevailing party shall be entitled to an award of costs and attorneys fees through the appellate level. Notwithstanding any provision of law, any demand or claim under this Agreement will be brought within one year after the date when the facts giving rise to the claim became known, or should have become known in the exercise of reasonable diligence or it is forever waived.

27.	Force Majeure. Performance under this Agreement may be delayed due to unforeseeable and unavoidable delays caused by federal, state or municipal actions, statutes, ordinances or regulations; adverse weather conditions, strikes or other labor disputes; or other unforeseeable incidents outside of any responsible party’s control which shall make such performance impossible.

28.	Severability; Survival; Entire Agreement; Binding Effect; Ambiguity; Notices; Interpretation. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision will be deemed modified to the minimum extent possible so as to be enforceable (or if not subject to modification, then eliminated) for the purpose of permitting the remaining provisions to be enforced. The parties agree that this Agreement constitutes the entire agreement between the parties as to its subject matter, superseding all prior written or oral agreements or representations, and that the provisions of This Agreement are binding on the parties and their administrators, successors and assigns. This Agreement shall inure to the benefit of Swisher’s franchisees and affiliated company operations as third party beneficiaries of this Agreement. Any ambiguity in this Agreement will be resolved without regard to which party was the author of the provision in dispute. Any notice permitted or required to be given under this Agreement will be deemed given when personally delivered, or when delivered by receipted courier, to the receiving party at its principal business address specified above or at another address previously specified in writing by the receiving party.

29.	Modification; Waiver. This Agreement may not be modified or amended except by a written instrument executed by all parties hereto. Any failure to exercise or any delay in exercising, any right under this Agreement will not operate as a waiver, nor will any single or partial exercise of any right hereunder preclude the exercise of any other right. No waiver of any default of any provision will be deemed to be a waiver of any preceding or succeeding default of the same or any other provision; nor will any waiver be implied from any course of dealing between the parties.

30.	Addendums. The following addendums, initialed by both parties, are incorporated herein:
XX Addendum A: Promotional Programs and Meeting Support.

XX Addendum B: Exclusivity

XX Addendum C: Swisher Right of First Refusal
31.	Survival. Paragraphs 11 — 15, 22-25 shall survive the termination of this Agreement.
In Witness Whereof by signing below, the parties agree to be bound by the terms and conditions contained in this Agreement.

Intercon Chemical Company
/s/ James A. Epstein
By: James A. Epstein
Title:	President
Date:	7/28/08

Swisher Hygiene Franchise Corp.
/s/ Bruce Mullan
By: Bruce Mullan
Title:	COO
Date:	7/24/08

ADDENDUMS
(See Paragraph 28)
The following Addendum(s) is incorporated to the Agreement if initialed in paragraph 29.
Addendum A
*
Addendum B
Exclusivity. Intercon understands that Swisher expects other companies to directly or indirectly compete with Swisher by offering the Product as part of, or incidental to, its hygiene products and services (the “Hygiene Services”). Intercon grants to Swisher competitor protection against the exclusive rights to the Product(s) currently used and as upgraded and replaced for Hygiene Services as well as: a) any national level competitor in the Hygiene Services business (whether or not the Hygiene Services business is a significant part of such person’s/persons’ companies’ or organizations’ operations); b) national level competitors (including any of their Affiliates) that provide janitorial services, including, but not limited to, * , and any other of Swisher’s current or future national level competitors who perform restroom and or kitchen services now or in the future, for use in providing Hygiene Services, or c) any other entity known to Intercon to be one of Swisher’s national level competitors who perform Hygiene Services now or in the future during the term of this Agreement and for a period of 18 months after any termination of this Agreement. Notwithstanding, this paragraph is not intended to prevent Intercom from doing business with its target market that are not major competitors of Swisher.
Addendum C
*

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

Exhibit 1 — List of Products and Prices
Insert specs on all product covered under this Agreement.

Exhibit 2 — Swisher Purchase Order

Exhibit 3 — Freight Policy

Exhibit 4 — Confidentiality Agreement

CONFIDENTIALITY AGREEMENT
     THIS CONFIDENTIALITY AGREEMENT (“Agreement”), dated as of July 25, 2008, is entered into between Intercon Chemical Company, a Missouri Company, and all of its affiliated entities (“Intercon”) and Swisher Hygiene Franchise Corp., a North Carolina Corporation and all of its affiliated entities (“Swisher”).
WITNESSETH:
     WHEREAS, Intercon and Swisher from time to time may evaluate or enter into Intercon relationships or arrangements with each other, and in conjunction with such evaluation and/or Intercon relationships or arrangements each party may provide to the other party proprietary, confidential and trade secret information and each party desires that any such information shall be kept confidential by the other party; and
     WHEREAS, each party is willing to keep such information confidential in accordance with this Agreement;
     NOW, THEREFORE, in consideration of the premises, Intercon and Swisher hereby agree as follows:
     1. Confidential Information. For purposes of this Agreement the term “Confidential Information” shall mean and be deemed to include any and all proprietary, trade secret and other confidential information of a party (disclosing party”) disclosed to the other party (“receiving party’) in any manner (whether orally, in writing, electronically, by the receiving party’s inspection or otherwise), including but not limited to information about the disclosing party’s executives, employees, subsidiaries, its subsidiaries’ subsidiaries, customers, suppliers, pricing, finances, products, services, intellectual property, Intercon methods, Intercon plans, contracts and contractual relationships; provided, however, Confidential Information of the disclosing party shall not be deemed to include (a) any portion of the Confidential Information of the disclosing party which the receiving party had lawfully in its possession prior to the disclosure, (b) any portion of the Confidential information of the disclosing party which is independently developed by the receiving party, (c) any portion of the Confidential Information of the disclosing party which is not treated as proprietary or confidential by the disclosing party, (d) information of the disclosing party which was or becomes publicly available other than through the disclosure by the receiving party or by any person known by the receiving party to be bound by a confidentiality restriction, (e) information which the receiving party can demonstrate by written evidence has been lawfully disclosed to it by a third party (other than a person known by the receiving party to be bound by a confidentiality restriction) who did not impose on the receiving party any restriction on disclosure and who did not acquire it directly or indirectly from the receiving party and (f) any portion of the Confidential Information of the disclosing party which is approved for release by the receiving party by written authorization of the disclosing party.

     2. Limitation on Disclosure. The receiving party hereby agrees and undertakes with the disclosing party to retain all Confidential Information of the disclosing party strictly in confidence, and limit its disclosure to such of the receiving party’s employees, representatives, professional advisors, directors and officers as it, in good faith, believes necessary to have access to such information in order to properly evaluate the potential relationship or arrangement, and to require its employees, representatives, professional advisors, directors and officers to retain in confidence, all such Confidential information disclosed to them. The receiving party further agrees not to use or disclose to others, or permit the use or disclosure of, any such Confidential information, except for the purposes of such evaluation and as set forth in this Agreement.
     3. Compelled Disclosure. If the receiving party becomes legally compelled to disclose any of the Confidential Information of the disclosing party, the receiving party will provide the disclosing party with prompt notice so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the disclosing party does not obtain such a protective order or other remedy, or if it does not waive compliance with the provisions of this Agreement, the receiving party will furnish only that portion of such Confidential Information which is legally required to be furnished.
     4. Ownership. The receiving party agrees that the disclosing party is and shall remain the exclusive owner of all Confidential Information of the disclosing party and all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or conveyance of any rights to any Confidential Information of the disclosing party is granted or implied tinder this Agreement. All information and/or data that may be disclosed by the disclosing party is disclosed without any representations, warranties, assurances, guarantees or inducements, express or implied, including, without limitation, any representations, warranties, assurances, guarantees or inducements, express or implied, with respect to the (a) infringement or non-infringement of any patent or other proprietary right owned or controlled by any third party, and/or (b) content or accuracy of such information and/or data. The disclosing party shall not be responsible for any expenses, losses or actions incurred or undertaken by the receiving party as a result of the receipt and use by the receiving party of such Confidential Information.
     5. Return of Confidential Information. Upon the written request of the disclosing party, the receiving party shall return all copies of Confidential Information of the disclosing party to the disclosing party and/or certify in writing that all copies of Confidential Information have been destroyed. The receiving party may return any Confidential Information to the disclosing party at any time.
     6. No Third Party Beneficiary. This Agreement is not intended, nor shall it be construed, to create or convey any right in or upon any person or entity not a party to this Agreement.
     7. Modification and Waiver. No modification or waiver of any of the terms of this Agreement shall be valid unless in writing and executed with the same formality as this Agreement. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that or any other term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any time be deemed a waiver or relinquishment of that right or power for all or any other times.

     8. Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.
     9. Remedies. In the event of a breach or threatened breach by either party of this Agreement, the other party may avail itself of all appropriate legal and equitable remedies, including but not limited to injunctive relief The parties acknowledge that the disclosing party may suffer irreparable harm if this Agreement is breached by the receiving party, that the disclosing party’s legal remedies are inadequate to protect its interests in the event of such breach by the receiving party, and that equitable relief is an appropriate remedy for any such breach (without requirement of any bond or security), in addition to any other available remedies.
     10. Intercon Relationship. The provision of Confidential Information hereunder and any discussions held in connection with any Intercon transactions shall not prevent either party from pursuing similar discussions with third parties or obligate either party to continue discussions with the other or to take, continue or forego any action relating to any proposed Intercon relationship or arrangement between the parties. Any estimates or forecasts provided by either party to the other shall not constitute commitments.
     11. Publicity. Both parties agree to obtain prior written approval from an officer of the other party before using the other party’s and/or any of its affiliates’ or subsidiaries’ names orally or in writing in press releases, advertising, media articles and/or interviews, including customer lists, or for other promotional purposes.
     12. Notices. Any notices required by this Agreement shall be given by hand, sent by express overnight courier service to the applicable address provided and shall be effective upon receipt Either party may from time to time specify its address for purposes of this Agreement or any other address upon giving ten (10) days’ written notice thereof to the other party.
     13. Headings. The headings of the sections of this Agreement are inserted for convenience only, and shall not be deemed to constitute a part of this Agreement.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, excluding its choice of law provisions and Intercon hereby consents to the jurisdiction and venue of the courts in Mecklenburg County, North Carolina.
     15. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. Each of the signatories below represents that he/she is authorized to enter into this Agreement on behalf of his/her party, and, by placing his/her signature on this Agreement, agrees to bind his/her party to the terms of this Agreement.
     16. Assignment. Neither party may assign all or any portion of its rights or obligations tinder this Agreement to any third party without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, either party may assign all or any portion of its rights and obligations under this Agreement to any affiliate of the assigning party and/or to any successor by way of merger or consolidation or in connection with the sale or transfer of all or substantially all of its Intercon and assets relating to this Agreement without the consent of the other party to this Agreement, provided that (a) the assigning party gives prompt written notice of such assignment to the other party and (b) without the written consent of the non-assigning party, no such assignment shall release the assigning party from any of its obligations under this Agreement.

     17. Non-Solicitation. Neither party will solicit for employment nor hire any of the other party’s employees during the term of this Agreement and for six (6) months following its termination or expiration without the prior knowledge, consent and the written authorization of the other party.
     18. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters provided for herein and supersedes any and all other prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or in writing, by any of the parties or by any officer, employee or representative of any party with respect to such matters.

INTERCON:
By:	/s/ James A. Epstein
	Print Name:	James A. Epstein
	Title:	President Individually and on behalf of the company

Swisher Hygiene Franchise Corp.
By:	/s/ Bruce Mullan
	Print Name:	Bruce Mullan
	Title:	Chief Operating Officer Individually and on behalf of the company

INTERCON
SWISHER HYGIENE PRICE LIST

*

*	Confidential terms omitted and provided separately to the Securities and Exchange Commission.

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